UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 25, 2008
(Date of report)

November 21, 2008
(Date of earliest event reported)

SOTHEBY’S

(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-9750	38-2478409
(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue
New York, NY 10021
(Address of principal executive offices)

(212) 606-7000
(Registrant’s telephone number, including area code)

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement

On February 7, 2003, Sotheby’s (or the “Company”) sold the land and building located at 1334 York Avenue, New York, N.Y. (the “York Property”) to an affiliate of RFR Holding Corp. (“RFR”) and entered into an agreement to lease it back from RFR for an initial 20-year term, with options for the Company to extend the lease for two additional 10-year terms.

On January 11, 2008, the Company entered into a contract to reacquire the York Property from an affiliate of RFR for an aggregate purchase price of $370 million (the “Purchase and Sale Agreement”). The Company intends to finance the purchase price through the assumption of an existing $235 million mortgage on the York Property and the remaining balance of $85 million through available cash resources. On April 28, 2008, the Company received conditional approval from the lenders to assume the York Property mortgage obligation. The mortgage loan matures on July 1, 2035, with an optional pre-payment date of July 1, 2015, and bears an annual rate of interest of approximately 5.6%, which increases subsequent to July 1, 2015. It is the Company’s current intention to pre-pay the mortgage on or about July 1, 2015. The Company made an initial payment to the seller of $50 million on January 11, 2008, which is refundable under certain conditions.

The sale of the York Property was originally scheduled to take place on July 1, 2009, subject to RFR’s right under the Purchase and Sale Agreement to accelerate the closing to an earlier date. On November 21, 2008, RFR exercised its right to accelerate the closing, which is now scheduled to take place no later than February 19, 2009.

FORWARD LOOKING STATEMENTS

This Form 8-K contains certain forward looking statements; as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions.

SIGNATURE

SOTHEBY'S

By:	/s/ Kevin M. Delaney

Kevin M. Delaney
Senior Vice President, Corporate
Controller and Chief
Accounting Officer

Date:	November 25, 2008